CARPENTER, MOUNTJOY & BRESSLER
Certified Public Accountants and Consultants


                                April 1, 1999


Strategia Corporation
P. O. Box 37144
Louisville, Kentucky 40233-7144

Gentlemen:

In connection with the filing of your 10KSB for the year ended December 31, 1998, we were unable to obtain the necessary finalized information from the accountants performing the audit on the European subsidiaries, included in the consolidated financial statements in sufficient time to issue our report of independent auditors by March 31, 1999, thereby necessitating the filing of Form 12B25.

                                    /s/ Carpenter, Mountjoy & Bressler, PSC